CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Valmie Resources, Inc.

Reno, NV

We hereby consent to the incorporation by reference of our report dated March 15, 2012, with respect to the financial statements of Valmie Resources, Inc. for the period ended November 30, 2011, in the Registration Statement of Valmie Resources, Inc. on Form S-1 to be filed on or about March 28, 2012.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC

CHILD, VAN WAGONER & BRADSHAW, PLLC

Salt Lake City, Utah

March 28, 2012